Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Valley National Bancorp
Michael Hagedorn
Senior Executive Vice President and Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP COMPLETES

ITS MERGER OF ORITANI FINANCIAL CORP

New York, N.Y. – Monday, December 2, 2019 - Valley National Bancorp (NASDAQ:VLY) (“Valley”) announced that its merger with Oritani Financial Corp. (“Oritani”) (NASDAQ: ORIT) was completed effective December 1, 2019.

Valley will issue approximately 72 million shares of common stock in the transaction. The common shareholders of Oritani will receive 1.60 shares of Valley common stock for each Oritani share that they own.

Effective December 1, 2019, Oritani’s wholly-owned subsidiary, Oritani Bank, was merged into and under the name Valley National Bank. As of September 30, 2019, Oritani had approximately $4.0 billion in assets, $3.4 billion in net loans, $2.9 billion in deposits and a branch network of 26 locations. The acquisition represents a significant addition to Valley's New Jersey franchise, and will meaningfully enhance its presence in the Bergen County market. Full systems integration is expected to be completed near the end of the first quarter of 2020.

Ira Robbins, CEO of Valley said, “The completion of this transaction unites two strong institutions, giving us a more significant presence in existing markets. Additionally, this combination provides Valley with substantial capital for future organic growth across all aspects of the business. We are very excited to welcome Oritani customers and employees into the Valley family.”

In connection with the merger, Oritani Chairman, Kevin Lynch, has joined the Board of Directors of Valley.

About Valley
As the principal subsidiary of Valley, Valley National Bank is a regional bank with approximately $33.8 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley's corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.

One Penn Plaza, New York, NY 10119	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com